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May 13, 2019

Perma-Fix Environmental Services, Inc.

8302 Dunwoody Place, STE 250

Atlanta, Georgia 30350

Re:	Perma-Fix Environmental Services, Inc. (“PESI”);
Registration Statement on Form S-3 covering 2,500,000 shares of Common Stock and the Rights attached thereto;
Our File No. 07034-0113

Ladies and Gentlemen:

At the request of Perma-Fix Environmental Services, Inc. (the “Company”), we have examined the Registration Statement on Form S-3 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), in connection with the registration of up to 2,500,000 shares of the Company’s common stock, par value $.001 per share (the “Shares”) and the Rights attached to such Shares pursuant to the Company’s Shareholder Rights Agreement, dated May 2, 2018, between the Company and Continental Stock Transfer & Trust Company, as Rights Agent, as amended by the First Amendment to Shareholder Rights Agreement dated May 2, 2019 (as so amended, the “Rights Plan”). The Shares are to be offered and sold in the manner set forth in the Registration Statement, the Prospectus contained therein (the “Prospectus”) and any related supplement to the Prospectus (the “Prospectus Supplement”). This opinion is provided pursuant to the requirements of Item 16 of Form S-3 and Item 601(b)(5) of Regulation S-K promulgated under the Act.

We have examined such instruments, corporate records, certificates of officers, other documents and questions of law, as we have considered necessary or appropriate for the purposes of this opinion, including, without limitation, the Rights Plan. In such examination, we have assumed (a) the authenticity of original documents and the genuineness of all signatures, (b) the conformity to the originals of all documents submitted to us as copies and (c) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents instruments and certificates we have reviewed.

On the basis of such examination, review, and assumptions, we are of the opinion that (a) the Shares, when issued and sold in the manner described in the Registration Statement, the Prospectus and the Prospectus Supplement, will be validly issued, fully paid, and nonassessable shares of common stock of the Company, and (b) the Rights attached to the Shares, when issued pursuant to the terms of the Rights Plan, will be validly issued.

Our opinions expressed above are limited to the Delaware General Corporation Law.

We hereby consent to the filing of this opinion as an exhibit to the above-referenced Registration Statement and to the use of our name wherever it appears in the Prospectus constituting part of the Registration Statement and in any amendment or supplement thereto. In giving such consent, we do not believe that we are “experts” within the meaning of such term as used in the Act or the rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

Very truly yours,

/s/ Conner & Winters, LLP

CONNER & WINTERS, LLP